Exhibit 99.1

FOR IMMEDIATE RELEASE

SolarCity Announces Third Quarter 2013 Financial Results

Operating lease revenue up 78% year-over-year, Residential megawatts (MWs) deployed grew 151% year-over-year, estimated nominal contracted payments up to $1.7 billion

SAN MATEO, Calif., November 6, 2013—SolarCity (Nasdaq: SCTY), a leading provider of clean energy, today announced financial results for the third quarter ended September 30, 2013.

“With new energy contracts, MW booked, MW deployed, and operating lease revenue all reaching new highs in Q3 2013, SolarCity continues to demonstrate that demand, execution, and financing remain strong tailwinds supporting growth toward our one million customer goal by mid-2018,” said Lyndon Rive, CEO. “Moreover, with estimated nominal contracted payments remaining rising to $1.7 billion and cumulative retained value per Watt up to $1.37/W, we are not only creating more value every day but also retaining more value for shareholders with each new customer signed.”

Q3 2013 Operating Highlights

In the third quarter of 2013, SolarCity continued to make progress in building out its platform for delivering cleaner and cheaper distributed energy. Key operating and development highlights in the quarter include:

•	MWs Deployed reached a new quarterly record of 78 MW as residential MWs deployed grew 151% year-over-year to 60 MW. Cumulative total MWs deployed stood at 464 MW as of September 30, 2013.

•	MWs Booked totaled 91 MW.

•	Cumulative Energy Contracts increased 155% since the end of the third quarter of 2012 (and 21% since the end of the second quarter of 2013) to 72,506.

•	Cumulative Customers grew to 82,235, up 133% since the end of the third quarter of 2012 (and 18% since the end of the second quarter of 2013).

Estimated Nominal Contracted Payments and Retained Value

Due to the long-term nature of its operating lease contracts—of up to 20 years—and the related GAAP accounting for such contracts, the Company views the following operating metrics as a better representation of its new sales activity and business outlook:

•	Estimated Nominal Contracted Payments Remaining of $1,737 million at September 30, 2013, up 23% from $1,409 million at June 30, 2013.

•	Retained Value forecast of $846 million at September 30, 2013, equating to retained value per watt forecast of $1.37/W at September 30, 2013.

Investing and Financing Activities

With each new Energy Contract, SolarCity creates a recurring, predictable cash flow stream. Its financial strategy is to maximize retained value for shareholders by covering Investing Activities with cash generated from Operating and Financing Activities.

Its Investing Activities are primarily comprised of the capital investment in distributed generation solar energy systems under long-term Energy Contracts with customers, while its Financing Activities represent the funding of its solar energy systems investments through its investor partners and lenders. Key highlights of SolarCity’s Investing and Financing Activities include:

•	Investments in Solar Energy Systems, Leased and to Be Leased, of $211.4 million bringing the cumulative total through the first nine months of 2013 to $507.7 million

•	Undeployed Tax Equity Financing Capacity of 149 MW as of November 1, 2013

Q3 2013 GAAP Cash Flows

For the third quarter ended September 30, 2013, net cash provided by Operating Activities was $100.0 million, while net cash used in Investing Activities was $217.1 million and net cash provided by Financing Activities (before the exercise of stock options and common stock warrants) was $86.4 million.

Defined as Operating Cash Flows plus Financing Cash Flows net of Investing Cash Flows (excluding equity issuance), net cash flow was negative $30.7 million in the quarter ended September 30, 2013. Cash and cash equivalents totaled $133.0 million as of September 30, 2013.

Condensed Statement of Cash Flows

	Three Months Ended:
$ in thousands	September 30, 2012	June 30, 2013	September 30, 2013
Net Cash Provided (Used) In:
Operating activities	$34,074	$74,039	$100,006
Investing activities	($117,249)	($159,571)	($217,133)
Financing activities (before stock options/warrants exercise)	$70,352	$104,978	$86,438

Net cash provided (used) before stock options/warrants exercise	($12,823)	$19,446	($30,689)
Net cash provided by exercise of stock options/warrants	$362	$12,866	$4,069
Net increase (decrease) in cash and cash equivalents	($12,461)	$32,312	($26,620)

Q3 2013 GAAP Operating Income Statement

For the third quarter of 2013, Operating Lease revenue was $24.8 million, rising 78% from $13.9 million in the third quarter of 2012. Total revenue increased 52% year-over-year to $48.6 million.

Gross Profit was $17.5 million, growing 11% year-over-year from $15.8 million in the third quarter of 2012 and yielding Gross Profit Margin of 36%. Operating Lease gross margin was 66%.

Total Operating Expenses were $46.2 million, rising from $30.7 million in the third quarter of 2012, largely owing to higher employee compensation expenses and professional services fees. Loss from Operations was $28.7 million as compared to $14.9 million in the year-ago period.

GAAP net income attributable to stockholders per diluted share was $0.04, owing largely to an increase in net losses attributable to noncontrolling interests .

Non-GAAP Earnings per Share [EPS] Before Noncontrolling Interests

While GAAP EPS is based upon net income (loss) attributable to common stockholders, the Company also reports non-GAAP EPS based upon net income (loss). The only difference between GAAP EPS and non-GAAP EPS is the sole line item net income (loss) attributable to non-controlling interests.

Under GAAP accounting, the Company reports net income (loss) attributable to noncontrolling interests to reflect the Company’s joint venture fund investors’ allocable share in the results of the Company’s joint venture financing funds. Income (loss) attributable to noncontrolling interests is calculated based primarily on the hypothetical liquidation at book value, or HLBV method, which assumes that the joint venture funds are liquidated at the reporting date, even though liquidation may or may not ever occur. Additionally the returns that will be allocated to the investors over the expected terms of the funds may differ significantly from the amounts calculated under the HLBV method. Accordingly, the Company also reports non-GAAP EPS based on earnings before net income (loss) attributable to noncontrolling interests per share, which it views as a better measure of its operating performance.

Under this definition, the Company reported third quarter 2013 non-GAAP earnings before noncontrolling interests per share of ($0.43). See below for a reconciliation of GAAP EPS to non-GAAP EPS.

Guidance for Q4 2013 and Update to 2013 and 2014 Outlook

For Q4 2013, the Company expects to deploy 101 MW and thus reaffirms its guidance for 2013 MW deployed of 278 MW.

For Q4 2013, the Company also expects:

•	GAAP Operating Lease Revenue: $22 million - $24 million

•	GAAP Solar Energy Systems Sale Revenue: $18 million - $22 million

•	GAAP Gross Margin: 30% - 40%

•	GAAP Operating Expenses: $50 million - $55 million

•	Non-GAAP EPS (before Income (Loss) Attributable to Noncontrolling Interests): ($0.55) – ($0.65)

•	Positive net cash flow

The Company will not be providing GAAP EPS guidance due to the difficulties of forecasting HLBV.

For 2014, the Company reiterates its guidance for MW deployed in a range of 475 MW – 525 MW.

Earnings Conference Call

The Company will hold a conference call today to discuss its third quarter results and its outlook for the remainder of 2013 at 5:00 pm Eastern. A live webcast of the call may be accessed over the Internet from the Company’s Investor Relations website at http:// investors.solarcity.com.

Participants should follow the instructions provided on the website to download and install the necessary audio applications. In addition, the earnings presentation slides will be available on the Company’s Investor Relations site at 5:00 pm Eastern. The conference call can be accessed live over the phone by dialing 1-877-407-0784, or for international callers, 1-201-689-8560. A replay will be available two hours after the call and can be accessed by dialing 1-877-870-5176, or for international callers, 1-858-384-5517. The passcode for the live call and the replay is 421091. The replay will be available until November 13, 2013.

About SolarCity

SolarCity® (NASDAQ: SCTY) provides clean energy. The company has disrupted the century-old energy industry by providing renewable electricity directly to homeowners, businesses and government organizations for less than they spend on utility bills. SolarCity gives customers control of their energy costs to protect them from rising rates. The company offers solar power, energy efficiency and electric vehicle services, and makes clean energy easy by taking care of everything from design and permitting to monitoring and maintenance. SolarCity currently serves 14 states and signs a new customer every five minutes. Visit the company online at www.solarcity.com and follow the company on Facebook & Twitter.

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding SolarCity’s customer and market growth opportunities, financial strategies for cash generation and increasing shareholder value, the deployment of megawatts including estimated 2013 and 2014 megawatt deployment, estimated nominal contracted payments remaining, forecasted retained value per watt under energy contracts, the amount of megawatts that can be deployed based on committed available financing, forecasted cash flow in 2013, expected future GAAP and non-GAAP income statement results, and assumptions relating to the foregoing.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all. Forward-looking statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. As of the date hereof, we have bookings and financing for only a small percentage of the orders needed to achieve our 2014 megawatt projections and therefore expect the megawatts deployed in 2014 to be sourced almost exclusively from new deployments of solar systems not currently under contract. In order to meet our projections, we will need to substantially expand our workforce, increase our installation efficiency and exceed our existing bookings rate relative to what we have achieved to date. Additional key risks and uncertainties include the level of demand for our solar energy systems, the availability of a sufficient and timely supply of solar panels and balance of system components, changes in federal tax treatment, the effect of electric utility industry regulations, net metering and related policies, the availability and amount of rebates, tax credits and other financial incentives, the availability and amount of financing from fund investors, the retail price of utility-generated electricity or the availability of alternative energy sources, risks associated with SolarCity’s rapid growth, risks that consumers who have executed energy contracts included in reported nominal contracted payments remaining and backlog may seek to cancel those contracts, assumptions as to retained value under energy contracts and contract renewal rates and terms, including applicable net present values, performance-based incentives, and other rebates, credits and expenses, SolarCity’s limited operating history, particularly as a new public company, changes in strategic planning decisions by management or reallocation of internal resources, and general market, political, economic and business conditions. You should read the section entitled “Risk Factors” in our registration statement on Form S-1 related to our recent offering of common stock and refer to our most recent Quarterly Report on Form 10-Q, which have been filed with the Securities and Exchange Commission, which identify certain of these and additional risks and uncertainties. We do not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as otherwise required by law.

SolarCity Corporation

Condensed Consolidated Balance Sheets

	December 31,	September 30,
	2012	2013
(In Thousands)	(audited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$160,080	$132,986
Restricted cash	7,516	3,269
Accounts receivable, net	25,145	32,791
Rebates receivable	17,501	19,158
Inventories	87,903	90,753
Deferred income tax asset	5,770	7,762
Prepaid expenses and other current assets	11,502	25,527

Total current assets	315,417	312,246
Restricted cash	2,810	1,701
Solar energy systems – net	1,002,184	1,491,941
Property, plant and equipment – net	18,635	20,471
Goodwill and intangible assets – net	626	105,351
Other assets	22,170	28,625

Total assets	$1,361,842	$1,960,335

Liabilities and equity
Current liabilities:
Accounts payable	$62,986	$134,123
Distributions payable to noncontrolling interests	12,028	17,634
Current portion of deferred U.S. Treasury grants income	11,376	15,404
Accrued and other current liabilities	52,334	51,800
Customer deposits	8,753	9,208
Current portion of deferred revenue	31,516	52,989
Current portion of long-term debt	20,613	9,158
Current portion of lease pass-through financing obligation	13,622	29,629
Current portion of sale leaseback financing obligation	389	410

Total current liabilities	213,617	320,355
Deferred revenue, net of current portion	204,396	326,884
Long-term debt, net of current portion	83,533	132,149
Long-term deferred tax liability	5,790	7,791
Lease passthrough financing obligation, net of current portion	125,884	103,128
Sale leaseback financing obligation, net of current portion	14,755	14,444
Deferred U.S. Treasury grants income, net of current portion	286,884	411,316
Other liabilities	112,056	182,288

Total liabilities	1,046,915	1,498,355
Stockholders’ equity:
Common stock	7	8
Additional paid-in capital	325,705	469,053
Accumulated deficit	(111,392)	(162,915)

Total stockholders’ equity	214,320	306,146
Noncontrolling interests in subsidiaries	100,607	155,834

Total equity	314,927	461,980

Total liabilities and equity	$1,361,842	$1,960,335

SolarCity Corporation

Condensed Consolidated Statements of Operations

	Three Months Ended
	Sept. 30, 2012	Sept. 30, 2013
(In Thousands Except Per Share Amounts)	(unaudited)	(unaudited)
Revenue:
Operating leases	$13,917	$24,796
Solar energy systems sales	18,057	23,804

Total revenues	31,974	48,600
Cost of revenue:
Operating leases	2,323	8,423
Solar energy systems	13,900	22,640

Total cost of revenues	16,223	31,063

Gross profit	15,751	17,537
Operating expenses:
Sales and marketing	18,145	24,310
General and administrative	12,554	21,893

Total operating expenses	30,699	46,203

Loss from operations	(14,948)	(28,666)
Interest expense, net	6,587	5,781
Other expense, net	7,466	123

Loss before income taxes	(29,001)	(34,570)
Income tax provision	(42)	(23)

Net loss	(29,043)	(34,593)
Net income (loss) attributable to noncontrolling interests	9,028	(37,949)

Net (loss) income attributable to stockholders	$(38,071)	$3,356

Net (loss) income per share attributable to common stockholders
Basic	($3.41)	$0.04
Diluted	($3.41)	$0.04
Weighted average shares used to compute net (loss) income per share attributable to common stockholders
Basic	11,162	79,918
Diluted	11,162	88,054

SolarCity Corporation

Condensed Consolidated Statements of Cash Flows

	Nine Months Ended	Nine Months Ended
	Sept. 30, 2012	Sept. 30, 2013
(In Thousands)	(Unaudited)	(Unaudited)
Operating activities:
Net loss	$(77,954)	$(95,397)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Loss on disposal of property, plant and equipment	10	30
Depreciation and amortization net of amortization of deferred U.S. Treasury grant income	14,277	26,275
Interest on lease pass-thorough financing obligation	8,948	10,035
Stock-based compensation	7,749	17,166
Revaluation of convertible redeemable preferred stock warrants	16,713	—
Revaluation of preferred stock forward contract	350	—
Deferred income taxes	9	9
Reduction in lease pass-through financing obligation	(12,057)	(25,525)
Changes in operating assets and liabilities:
Restricted cash	(6,709)	1,454
Accounts receivable	(29,977)	(7,646)
Rebates receivable	(2,825)	(1,657)
Inventories	29,829	(2,850)
Prepaid expenses and other current assets	2,615	(17,449)
Other assets	(7,218)	(3,411)
Accounts payable	(75,967)	71,137
Accrued and other liabilities	41,137	66,635
Customer deposits	(3,884)	455
Deferred revenue	90,564	143,682

Net cash (used in) provided by operating activities	(4,390)	182,943
Investing activities:
Payments for the cost of solar energy systems, leased and to be leased	(290,371)	(507,695)
Purchase of property and equipment	(7,400)	(5,827)
Acquisition of business, net of cash acquired	—	(3,758)

Net cash used in investing activities	(297,771)	(517,280)
Financing activities:
Investment fund financings and bank borrowings:
Borrowings under long-term debt	119,008	57,161
Repayments of long-term debt	(32,168)	(24,690)
Borrowings under bank line of credit	19,418	—
Repayments of bank line of credit	(25,000)	—
Repayments of sale-leaseback financing obligation	(268)	(290)
Proceeds from lease pass-through financing obligation	138,775	31,233
Repayment of capital lease obligations	(27,356)	(1,594)
Proceeds from investment by noncontrolling interests in subsidiaries	63,532	221,175
Distributions paid to noncontrolling interest in subsidiaries	(137,276)	(117,017)
Proceeds from U.S. Treasury grants	99,916	123,816

Net cash provided by financing activities before equity issuances	218,581	289,794
Equity issuances:
Proceeds from exercise of stock options	1,409	9,415
Proceeds from issuance of convertible redeemable preferred stock	80,868	—
Proceeds from the exercise of convertible redeemable preferred stock warrants	150	—
Proceeds from exercise of common stock warrants	—	8,034

Net cash provided by equity issuances	82,427	17,449

Net cash provided by financing activities	301,008	307,243

Net decrease in cash and cash equivalents	(1,153)	(27,094)
Cash and cash equivalents, beginning of period	50,471	160,080

Cash and cash equivalents, end of period	$49,318	$132,986

Reconcilation from GAAP EPS to Non-GAAP EPS:

in thousands except per share	GAAP Net Income Attributable to Stockholders	GAAP Net Loss Attributable to Noncontrolling Interests	Non-GAAP Net Loss Before Noncontrolling Interests
Net Income (loss)	$3,356	($37,949)	($34,593)
/ Weighted Average Common Shares Outstanding	88,054	79,918	79,918

= Net Loss Per Share	$0.04	($0.47)	($0.43)

Operating Activity Metrics:

	Q3 2012	Q2 2013	Q3 2013	Cumulative
MW Deployed	37	53	78	464
New Customers	6,437	9,563	12,386	82,235
Energy Contracts	5,785	9,040	12,339	72,506
Estimated Nominal Contracted Payments Remaining - $m				$1,737

“MW” or “megawatts” represents the DC nameplate megawatt production capacity.

“Backlog” represents the aggregate megawatt capacity of solar energy systems not yet deployed as of the date specified pursuant to Energy Contracts and contracts for solar energy system direct sales executed as of such date.

“Customers” includes all residential, commercial and government buildings where we have installed or contracted to install a solar energy system, or performed or contracted to perform an energy efficiency evaluation or other energy efficiency services.

“Energy Contracts” includes all residential, commercial and government leases and power purchase agreements pursuant to which consumers use or will use energy generated by a solar energy system that we have installed or contracted to install. For landlord-tenant structures in which we contract with the landlord or development company, we include each residence as an individual contract. For commercial customers with multiple locations, each location is deemed a contract if we maintain a separate contract for that location.

“MW Booked” represents the aggregate megawatt production capacity of solar energy systems pursuant to customer contracts signed during the applicable period net of cancellations during the applicable period. This metric includes solar energy systems booked under Energy Contracts as well as solar energy system direct sales.

“MW Deployed” represents the megawatt production capacity of solar energy systems that have had all required building department inspections completed during the applicable period. This metric includes solar energy systems deployed under Energy Contracts as well as solar energy system direct sales.

“Nominal Contracted Payments Remaining” equals the sum of cash payments obligated to be paid to us under our Energy Contracts over the remaining term of such contracts. This metric includes Energy Contracts for solar energy systems already deployed and in Backlog. As an example, if a customer is 2 years into her 20 year contract, then 18 years of contract payments remain. As an additional example, if a customer chose to pre-pay her Energy Contract, then it is included in Nominal Contracted Payments Remaining only while it is in Backlog as the pre-payment has not been received. Payments for direct sales are not included.

“Retained Value” forecast represents the sum of both “Retained Value under Energy Contract” and “Retained Value Renewal.” Retained Value Under Energy Contract represents the forecasted net present value of Nominal Contracted Payments Remaining and estimated performance-based incentives allocated to us, net of amounts we are obligated to distribute to our fund investors, upfront rebates, depreciation, renewable energy certificates, solar renewable energy certificates and estimated operations and maintenance, insurance, administrative and inverter replacement costs. This metric includes Energy Contracts for solar energy systems deployed and in Backlog. Retained Value of Renewal represents the forecasted net present value of the payments SolarCity would receive upon Energy Contract renewal through a total term of 30 years, assuming all Energy Contracts are renewed at a rate equal to 90% of the contractual rate in effect at expiration of the initial term. This metric is net of estimated operations and maintenance, insurance, administrative and inverter replacement costs and includes Energy Contracts for solar energy systems deployed and in Backlog. Our calculation of retained value assumes a discount rate of 6%.

“Retained Value per Watt” is computed by dividing cumulative retained value as of such date by the sum of total MWs deployed under Energy Contracts as of such date plus MWs booked under Energy Contracts as of such date but not yet deployed.

“Undeployed Tax Equity Financing Capacity” represents a forecast of the amount of MW that can be deployed based on committed available tax equity financing for Energy Contracts.

Investor Contact	Aaron Chew investors@solarcity.com